Exhibit 99.1

TRANSDIGM HOLDING COMPANY

ANNOUNCES COMPLETION OF MERGER

WITH AN AFFILIATE OF WARBURG PINCUS

AND COMPLETION OF TRANSDIGM INC.’S

TENDER OFFER AND CONSENT SOLICITATION FOR ITS

10.375% SENIOR SUBORDINATED NOTES DUE 2008

Richmond Heights, OH –  July 25, 2003 – TransDigm Holding Company today announced that on July 22, 2003, it closed its previously announced merger with TD Acquisition Corporation, an affiliate of Warburg Pincus Private Equity VIII, L.P. (“Warburg Pincus”).  As a result of the merger, TransDigm Holding Company became a wholly-owned subsidiary of TD Holding Corporation, a new holding company controlled by Warburg Pincus.

TransDigm Holding Company also announced the successful completion of TransDigm Inc.’s tender offer for its outstanding 10.375% Senior Subordinated Notes due 2008 (the “Notes”) and the related consent solicitation, as further detailed in TransDigm Inc.’s Offer to Purchase, dated June 23, 2003.  The offer expired at midnight, New York City time, on Monday, July 21, 2003.  TransDigm Inc. was informed by the depositary for the tender offer that $197,750,000 of the $200,000,000 of outstanding Notes were validly tendered.  On Tuesday, July 22, 2003, TransDigm Inc. accepted for payment all validly tendered Notes and made payment to the depositary for the accepted Notes.  Any Notes not validly tendered in the tender offer were defeased pursuant to the terms of the indenture governing the Notes.

W. Nicholas Howley, Chairman, President & Chief Executive Officer of TransDigm stated, “The entire management team of TransDigm is excited about the opportunity to continue to grow and improve our business with the support of Warburg Pincus, our new partner.”

TransDigm is a leading manufacturer of highly engineered component products for the commercial and military aerospace industries.  The company sells its products to commercial OEM and aftermarket customers.  TransDigm’s major product lines include gear pumps, igniters and ignition systems, electromechanical actuators and controls, NiCad batteries/chargers, engineered connectors, lavatory components, and engineered latches.

Warburg Pincus LLC is a leading global private equity firm, which has invested more than $15 billion in over 450 companies in 29 countries since 1971.  The firm currently has approximately $8 billion under management and $6 billion available for investment globally in a range of sectors including industrials and chemicals, energy and natural resources, financial services and technologies, healthcare and life sciences, information and communications technology, media and real estate.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are those which use words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “may,” “will,” “should,” “estimate,” “continue” or other comparable expressions.  These words indicate future events and trends.  The forward-looking statements in this press release include, without limitation, the statements about the company’s plans, strategies and prospects.  Forward-looking statements are the company’s current views with respect to future events and financial performance.  Although the company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved.  Important factors that could cause actual results to differ materially from the forward-looking statements made in this press release are set forth under the caption “Risk Factors” and elsewhere in each of the company’s Forms 10-K and Forms 10-Q filed with the Securities and Exchange Commission.  It is advisable not to place undue reliance on the company’s forward-looking statements.